Exhibit 99.1

Urban Edge Properties

Prepared Comments for Investor Tour

9/15/15

Thank you for spending the day with us touring our properties and learning more about our company.

We are excited to review our strategy and property plans with you.  We have prepared a book that contains aerials of many of our 42 most important assets.  We estimate that, collectively, these properties account for approximately 85% of the value of our company.  It was fun putting this book together and studying our properties from above.  It reinforced our confidence in the quality of our real estate, the stability and growth of our cash flows and the many opportunities for redevelopment and expansions.

The majority of the assets are located in the metro New York area, which accounts for nearly 2/3 of our portfolio value.  In fact, by the end of today’s tour, you will have visited over 50% of the value of our metro New York properties.

The New York City skyline is visible in a number of these photos, highlighting that we are operating in or on the edge of major urban communities, consistent with our name.

We named the book “The Urban Edge” because it reflects our strategy.  Urban markets offer attractive investment opportunities due to a favorable interplay of demographics, supply constraints and older properties in need of redevelopment.

Urban populations are growing across the United States and cities are revitalizing as they become increasingly popular with individuals and businesses seeking “live, work, play” environments.

While many national retailers historically avoided urban markets due to complexity, costs, and the inability to build their prototypes, they now recognize the sizable opportunity they were missing.  The likes of Costco, Target, Home Depot, Lowe’s, TJX Companies, Ross Stores, Bed Bath & Beyond, Nordstrom Rack, Whole Foods, Trader Joes and many others now have a growing list of urban locations.  In fact, Target recently stated that its urban expansion is a top priority for the company and it is altering its traditional prototype to facilitate that expansion.

We also believe that urban trade areas have better redevelopment opportunities than other markets.  Land availability and zoning restrictions make new development complicated and costly.  Existing retail centers are frequently older properties built to serve the smaller trade areas and store footprints that existed 30-40 years ago.  Many of these assets have never been modernized due to long-term leases, onerous mortgages, or simply because their ownership was unable or unwilling to adapt to a changing retail landscape.  The result for many of these urban assets, including some in our own portfolio, is the same — unrealized value.  Our mission is to capture that value.

From a practical standpoint, our overall strategy has three components — operations, investment and balance sheet management.

First, our operating strategy - we intend to increase the value of our assets through proactive management including achieving the highest and best land use, relentlessly controlling expenses and leasing to the most desirable tenants.  We have a competitive advantage in that the size of our portfolio and its concentration enables us to take a very intensive, hands-on approach to each property.  Our leasing and property management teams are outstanding and have a long history with this portfolio.

We expect to grow our same property net operating income (NOI) by 2-3% annually over the next several years.  Through June 30, 2015, we have been tracking slightly higher at 3.4% in part due to higher-than-expected occupancy that is now approaching 97%.

Second, our investment strategy — we will selectively deploy new capital through a combination of acquisitions, redevelopment and development.  Each investment must produce a return exceeding our cost of capital on a risk-adjusted basis.  Based on ISI’s estimate, our stock currently trades at an implied cap rate of approximately 6.5% without any credit for our redevelopment pipeline.  This measure represents an expected unleveraged, internal rate of return (IRR) of 8% over a 10-year horizon assuming 2.5% annual NOI growth.  Therefore, the IRR of any new acquisition should exceed that amount and returns on development and redevelopment projects should be appropriately higher to reflect the specific risks associated with entitlements, construction and leasing.

Maintaining and improving our overall portfolio quality through acquisitions is an important objective.  Our acquisitions will be focused on the metro NY region, but we will consider properties throughout the DC to Boston corridor and the Los Angeles and San Francisco markets.  We prefer larger centers with multiple anchors, including a grocer where possible, and the ability to create value through increasing below market rents and/or redevelopment.  We are also considering street retail leased to necessity- and convenience-oriented merchants.  Of particular interest is purchasing properties that are adjacent to our better centers where we may have the unique ability to unlock value by integrating them into our own.

The current acquisition climate is extremely competitive.  Cap rates for high quality assets are at record lows with A quality assets trading into the mid 4%’s with implied unleveraged, ten-year IRRs of 6% and below, the lowest in decades.  Therefore, at this time, we are focused on creating value from our existing assets through proactive management, redevelopment and acquiring adjacent parcels.

We are actively redeveloping three properties at an estimated cost of $68 million — Montehiedra, Bruckner Plaza and the warehouses at East Hanover.  We project 9-10% unleveraged returns on this capital.

We have a sizable redevelopment pipeline of $180-$200 million that will likely emerge over the next several years, including an estimated $125 million expansion of The Outlets at Bergen Town Center.  Our long-term goal is to deliver $60-$100 million of development and redevelopment projects each year.

Finally, our balance sheet strategy - operating with low leverage, utilizing fixed rate debt with long-term maturities and maintaining access to multiple sources of capital, including both secured and unsecured debt.  We want to have plenty of “dry powder” to take advantage of market dislocations as they occur.  We currently have $193 million of cash and full availability under our $500 million line of credit.

Ultimately, our goal is to obtain an investment grade rating, preferably BBB flat.  Our capital structure will be significantly enhanced once we retire a $600 million cross-collateralized mortgage on 40 properties that matures in September 2020.  The prepayment penalty is approximately $70 million, too high to consider an early payoff at this time, but payoff options are being constantly monitored along with all other refinancing options.

Our net debt to total market capitalization was approximately 30% at June 30, 2015.  Our debt has a weighted average term to maturity of 6.3 years, among the longest in our sector.  We only have $84 million of debt coming due in the next four years.

We estimate that the execution of our strategy should produce long-term, per-share FFO and NAV growth of 6-7% per year.

Now let’s turn to our properties.

BERGEN TOWN CENTER

Bergen Town Center in Paramus, NJ was built in 1957.  It became an enclosed mall in 1972.  Paramus generates more retail sales than any other zip code in the United States despite the impact of highly-restrictive blue laws that prevent nearly all retailers from opening on Sundays.  This market also includes Westfield’s Garden State Plaza and GGP’s Paramus Park.

Vornado acquired Bergen Town Center in 2003 from Simon Property Group.  At the time, it was an underperforming mall.  Vornado did a remarkable job of revitalizing the property by adding Target, Whole Foods, Century 21, HomeGoods, Bloomingdale’s Outlet, Nordstrom Rack, Neiman Marcus Last Call Studio, Old Navy, Nike Factory, H&M and others.  Most stores in the mall produce sales that are in the top 10% of their respective chains.

The center and its surrounding retail generate over $500 million in annual sales.  In-line productivity is nearly $600 per square foot and has increased approximately 20% over the past four years.

Recent new deals include: H&M, J. Crew Men’s Factory, Samsung, and Allen Edmonds Outlet.

We are working on plans to add an additional 200,000 square feet to meet demand from other outlet stores, discounters and food users.  In addition, we are already approved to expand the east side of our property by 60,000 square feet.

We will walk the property after lunch.

HACKENSACK

Hackensack was originally a Two Guys Department Store that is now anchored by Home Depot, Staples and Petco.  The property is adjacent to Simon’s Shops at Riverside, which contains Bloomingdale’s, Burberry, Louis Vuitton, Pottery Barn, Tiffany and other high-end retailers.  Avalon Bay recently built a 226-unit apartment community between our center and Riverside.  Our center is also across the street from the Continental Plaza corporate office park and a NJ Transit rail station.

Hackensack contains our company’s largest vacancy, a 60,000 square foot store formerly leased by Pathmark.  We have this space under letter of intent with a well-known Asian grocery store that we believe will generate significant sales and that will act as a catalyst to lease the remaining vacancies and to increase overall shop rents.

TOTOWA

Totowa is located in another important retail node near GGP’s Willowbrook Mall.  This property has direct access from Route 46 and great visibility from Route 80.  Sales volumes are high and rents are below market with all of the anchor leases expiring in 13 years or sooner assuming all options are exercised.

We are also managing the $70 million redevelopment of Vornado’s Wayne Town Center adjacent to Willowbrook Mall.  New tenants include Costco, Dick’s Sporting Goods, Nordstrom Rack and 24 Hour Fitness.  It is a good example of our leasing and redevelopment capabilities.

LODI — MEMORIAL

Lodi is an 85,000 square foot center anchored by Aldi and Blink Fitness.  It is shadow-anchored by a Kmart that was recently acquired by a private developer.  The property is located in a very dense market and we expect it will benefit once Kmart is replaced with a more appealing and productive retailer.

LODI — ROUTE 17

This 171,000 square foot, former Two Guys property is now leased to National Wholesale Liquidators.  The property has direct access from Route 17 and great visibility from Route 80.  It will likely become a terrific repositioning opportunity in 2023 when the tenant’s lease expires or earlier if we can recapture it.

In the meantime, National Wholesale Liquidators is paying us $12 per square foot in rent and the lease provides for 3% rent increases every year.

EAST RUTHERFORD

East Rutherford is located in the Meadowlands near MetLife Stadium and the American Dream.  It has great access and visibility from Route 17.

Lowe’s is on a ground lease until 2031.  We are working with it to create a small restaurant pad on its parcel.

Our 42,000 square feet of small store space, predominately leased to a variety of food users including Starbucks, Chipotle, Subway, Five Guys and Chili’s, attracts large lunch and dinner crowds and produces close to $600 per square foot in sales.

GARFIELD

Garfield is a former Two Guys distribution facility that Vornado redeveloped into a shopping center anchored by a high-volume Walmart and Marshalls.  We are currently expanding this center by 84,000 square feet.  We just signed a 50,000 square foot lease with Burlington Coat Factory and are close to signing an 18,000 square foot lease with a major pet supply retailer.  We expect to move this property to active redevelopment in our next supplemental package now that we have executed the anchor lease.  We project a $20 million budget generating an 8%+ unleveraged return.

NORTH BERGEN — TONNELLE AVENUE

This property is a ground up redevelopment of an industrial site completed by Vornado in 2009.  It is a 412,000 square foot shopping center anchored by Walmart, BJ’s Wholesale Club, PetSmart and Staples.

Our property is the largest, most dominant and most attractive center in the market and our tenants are reporting exceptional sales volumes.

There are eight parcels of adjacent land encompassing approximately 11 acres that we would like to acquire and to convert to complementary retail space.

NORTH BERGEN — KENNEDY BOULEVARD

This property is anchored by Food Basics, a division of A&P, and its lease is being auctioned as part of A&P’s bankruptcy.  The bankruptcy auction is scheduled for September 25.  We have been told that there are several bidders for this lease.  We are hoping for an upgraded retailer, but would be happy to take back the lease at its current relatively low rent.

This asset is located in a redevelopment zone and we expect that improvements in the immediate surrounding area will make our property more attractive.  Plans include 250 apartments behind our center.

We are also planning to expand our small shop building by up to 6,000 square feet.

JERSEY CITY

Jersey City is anchored by Lowes and PC Richard & Son.  Lowe’s is on a long-term ground lease.  We will have the opportunity to significantly increase the rent on a below-market Burger King lease when it expires in five years.

Our property is adjacent to the Hudson Mall, which is owned by several individuals and managed by PREIT, and there is vacant land to our north.  Bayfront, a major mixed-use redevelopment approved for 8,000 dwelling units, one million square feet of office and up to 600,000 square feet of street retail is planned about one mile south of our property.  There are also other commercial and residential redevelopment initiatives in the immediate vicinity.  We would like to own more property in this area, especially the undeveloped parcels to our north.

KEARNY

Kearny is another market experiencing significant positive momentum.  The city has approved a new master plan and created an urban enterprise zone that includes our asset.  A new retail center anchored by BJ’s that should make this area an even more important retail node is under construction across the street from our property.

Our shopping center is anchored by a very productive Marshalls and LA Fitness will open in January.  We are also planning to build an additional 25,000 square feet of small store space next to Marshalls and have room for an outparcel directly across Passaic Avenue from the new BJ’s-anchored center.

With the opening of LA Fitness, operating income from this center will increase from its current rate of $0.3 million to $1.9 million at stabilization.

EAST HANOVER

East Hanover is a well-located center on Route 10, the main retail corridor serving an affluent community with average household incomes exceeding $150,000.  Our property is the largest retail center in this corridor and encompasses 28 acres with over 343,000 square feet of GLA.  Retailers including Nordstrom Rack, DSW, Ulta, Saks Off Fifth and The Container Store have broken or are willing to break their traditional site selection rules to enter this market.

The eastern side of the shopping center, formerly a Two Guys, includes Dick’s, Marshalls, and MJM Shoes (converting soon to Burlington Coat Factory).  We are negotiating a letter of intent with a fast fashion retailer that will increase occupancy to 100% on this portion of the center.

The western side of the center, which includes an Asian grocer, several restaurants and a former Loehmann’s, was purchased by Vornado in a subsequent transaction.  This side also includes a Home Depot which occupies a former Two Guys warehouse.

We also own nearly one million square feet of warehouse space behind the center. These five building were previously used by Two Guys for distribution.  We are just completing a $24 million redevelopment of the buildings.  We were 43% leased when we started the project and will be over 85% leased when all deals currently in the pipeline are completed.  We project an 11%+ incremental return on our investment.

We have three major objectives for this asset.  First is an aesthetic upgrade that will bring the center’s appearance from the 1970s to today’s standards and make it more compatible with the trade area.  The second objective is to attract several new retail categories in high demand, including a grocer, which the town lacks today.  The third objective is to better integrate the two sides of the property.

It’s too early to tell which plan will emerge, but we are focused on maximizing the long-term value of this great site.

MONTCLAIR

In Montclair, we own an 18,000 square foot building leased to a very productive Whole Foods.  The lease expires in 2020 with no options.  We are looking at various options, including expanding the building for Whole Foods or a new tenant.

MORRIS PLAINS

Morris Plains is situated in an affluent community with average household incomes of $125,000.  It is a great market and our center is very well positioned at the intersection of Route 10 and Route 202.

The most significant moving piece here is ShopRite, which is currently dark, but paying rent until June 2017.  It relocated to an owned site that allowed it to build a new, 78,000 square foot store.  We are discussing this space with a number of users and hope to have it leased well in advance of our June 2017 expiration.

Kohl’s is the center’s remaining anchor and performs well.  We are planning a cosmetic upgrade to this property to bring it up to current standards and to make it more appealing to higher end retailers.

ROCKAWAY-DOVER

Rockaway-Dover is anchored by a very high volume ShopRite.  Its lease expires in 2022 with no options and it may want to expand into some adjacent space.  We believe market rent is significantly higher that what it currently pays.  We also recently signed a ground lease with Popeye’s for the last available pad on the site.

UNION - VAUXHALL

We own two home improvement stores in Union — one is leased to Home Depot and the other one is leased to Lowe’s.  Both do very well.

Home Depot is a freestanding 232,000 square foot store with a long-term lease that expires in 2039.  The store is used as a prototype for launching new products and concepts.  We are hoping to add one or two small pads at the site.

UNION PLAZA

Our other center in Union, just off Exit 140 on the Garden State Parkway, is anchored by Lowe’s, Office Depot and Toys “R” Us.  It also contains 47,000 square feet of small store space.  Office Depot recently exercised a short-term option, but its future is uncertain in light of the merger with Staples.  At this location, we are happy to get the space back.

WATCHUNG

We own two of the wholesale clubs in the Watchung/North Plainfield market, both on Route 22 about three miles from each other.

In Watchung, our center is anchored by BJ’s.  We are working on two vacancies and hope to have it 100% leased in the coming months.

NORTH PLAINFIELD

In North Plainfield, we own the Costco-anchored center recently redeveloped by Vornado.  Costco opened in 2013 and is doing very well.

We recently signed leases with La-Z-Boy to replace an old 6,500 square foot space with a new 12,500 square foot building and with Texas Roadhouse to replace an old 8,500 square foot space with a new restaurant. We are in lease negotiation on an additional 9,000 square foot vacancy and are planning a new 20,000 square foot building.

NOI is projected to grow from $1.0 million to $1.8 million over the next three years.

WOODBRIDGE

Woodbridge is a 226,000 square foot Walmart-anchored center at the intersection of US 9 and Route 184.  One of the company’s larger vacancies is a 36,000 square foot building on the opposite side of US 9 that was previously leased to Syms.  We may end up selling this building as it is not part of the shopping center.

EAST BRUNSWICK

East Brunswick is our 5th largest property and is a dominant offering in its market.  The site was formerly a Two Guys distribution facility and a retail store.  Vornado redeveloped the distribution facility into a Lowe’s and replaced a vacant Linens n’ Things with LA Fitness to bring the property to 100% occupancy.  LA Fitness and Lowe’s solidified the southern portion of the property while the northern portion has been anchored by Kohl’s, Dick’s and TJ Maxx for over 10 years.

The center is well-located and has great access from Exit 9 off the New Jersey Turnpike and great visibility from Route 18.

Joyce Leslie is in an 8,000 square foot outparcel building with a lease that comes due in 2018.  Market rent is substantially higher than what the tenant currently pays.

BRICK

Brick is anchored by Kohl’s, Marshalls, Old Navy and a very productive ShopRite.

The land in the back was recently developed for residential use.  Our property is in the best location within the market at the intersection of Route 70 and Chambers Bridge Road, across the street from Federal’s Brick Plaza.

We plan to remodel the center including its façade, signage, landscaping and common areas, which we believe will solidify its dominant position and help achieve higher rents.  We recently leased 8,500 square feet on the side of the center to AAA.

MANALAPAN

Manalapan is a well-located and attractive center on US 9.  It is anchored by Best Buy, Modell’s, Babies “R” Us, Petsmart and Bed Bath & Beyond.  Our retailers generate great sales and rents are below market.

MIDDLETOWN

Middletown is a well-located center on Route 35 anchored by Stop & Shop and Kohl’s.  We had four shop vacancies at the beginning of the year and we are now 100% leased or committed.  Stop & Shop pays us an undermarket rent on 52,000 square feet.

MARLTON

Marlton is a well-located center on Route 70 and Route 73 in Southern NJ.  It is anchored by Kohl’s, ShopRite, and Petsmart.  Friendly’s leases 3,800 square feet expiring in 2022. Market is at least double.

We expect to add a 5,000 square foot outparcel leased to fast casual operators.

BRUCKNER BOULEVARD

Bruckner Boulevard is our 4th largest property. It is one of the largest shopping centers in the Bronx at 500,000 square feet.  It is also one of our ugliest assets, but it will soon be upgraded.  Retailer demand is very high in this market due to the limited supply of space relative to the population.

The east side of the property is anchored by Kmart, Toys “R” Us and Key Food.  The west side, across White Plains Road, includes Gap, Old Navy and Marshalls.  The center has great visibility and access from the Bruckner Expressway and it serves a very large population with 726,000 people living within 3-miles of the property.

We would love to recapture the below-market rent Kmart lease and to redevelop that building.  The west side is ground leased to Forest City and we look forward to getting it back when its lease expires in 2034.

We are currently developing plans to renovate the center in multiple phases.  In the initial phase, we anticipate providing a cosmetic facelift to the existing small shop space and improving the current tenant mix including a potential upgrade to the grocer.  We expect to spend $36 million on this phase and are projecting an 8-9% return.

The property has the potential for significant additional density if we can recapture the Kmart lease.

GUN HILL ROAD

Gun Hill Road is located in the Bronx just off the intersection of I-95 and the Hutchinson River Parkway.  It is anchored by Aldi and Planet Fitness and we just signed a lease with Petco to take the remaining vacancy.  The Aldi is one of the top units in its chain.  The property is across from a city-owned parcel that will become a large mixed-use project.  We are working to acquire several small parcels adjacent to our site.

STATEN ISLAND

Staten Island is located on one of island’s main retail corridors, Forest Avenue.  It is anchored by Western Beef. It serves a large population with limited supply.  In the past couple of years we have leased seven units bringing permanent occupancy to 89%.

MOUNT KISCO

Mount Kisco is located in an affluent part of Westchester County.  There is limited retail supply in the area and we believe our center is the best one in the market.

Our property is anchored by Target and A&P Fresh.  It has been reported that our A&P Fresh is the most profitable store in the A&P chain of 297 stores.  This lease is in high demand by leading supermarkets and will most likely provide us with a much better operator.

Target also does very well in this location as its next closest store is over 17 road miles away in White Plains.

HUNTINGTON

Huntington is located on Route 110 near the downtown in a relatively wealthy area of Long Island.  It is anchored by Kmart and shadow-anchored by Home Depot.  Kmart’s rent is well below market and we would be pleased to get it back and to split the box to accommodate a supermarket and another big-box retailer.

We are in the process of providing 11,000 square feet of existing, unused basement space at the front of the center with easy access to and visibility from Route 110.

OCEANSIDE

Oceanside is a freestanding 10,000 square foot Party City store that was part of an 11-property portfolio purchased by Vornado in 2007.  Once the restrictions on sale for this property expire in 2017, we will likely dispose of it.  Even though it is in a great location, the property is too small and is inconsistent with our strategy.

INWOOD

Inwood is a Stop & Shop-anchored property that recently experienced significant tenant turnover dropping its occupancy to 77%.  We have recently completed three deals and have two leases under negotiation that will take our occupancy back up to 96%.

WEST BABYLON

This property is located on Sunrise Highway and Hubbard’s Path.  It is anchored by Best Market, a regional grocer with 20 locations.

We are in the process of adding a 10-15,000 square foot building that is in high demand from a number of fast casual and service users.  We are also planning a cosmetic renovation to the center.

GLENOLDEN

The property is in a dense, middle class part of Philadelphia.  It is anchored by very productive Walmart and 10,000 square feet of shop space.

BROOMALL

Broomall is anchored by Giant, Petsmart and Planet Fitness, all of which do very well.  The center is in an affluent area of Philadelphia with household incomes averaging $125,000 and a great location off of Route 3.

BENSALEM

Bensalem is well-located directly of Rt. 132, close to Franklin Mills.  It is anchored by Kohl’s, Ross, Staples and Petco.  There are no lease expirations within the next three years and the center is 100% leased.

TOWSON

Towson is a densely populated suburb of Baltimore and our center has over 130,000 people living within three miles.  It is anchored by Shoppers Food Warehouse, HH Gregg, HomeGoods and Golf Galaxy.  Shoppers is paying less than one-third the market rent and its lease expires in 2020 with no options.  We have already been approached by a number of great retailers that want this space.

ROCKVILLE

Rockville is anchored by Regal Cinemas and has 6 restaurants and 20,000 square feet of office space.  Regal recently executed an early renewal of its lease and is investing $3.6 million to add luxury seating and to upgrade its common areas.

The property is located in downtown Rockville, adjacent to the Montgomery County Courthouse and within walking distance of the subway.  It is near Federal’s Rockville Towne Center.  As you can tell from the aerial, it benefits from a great location and significant density.

WALNUT CREEK — MT DIABLO AND SOUTH MAIN STREET

We own two properties in Walnut Creek.  One is leased to Barnes & Noble and the other is leased to Anthropologie.  Walnut Creek is one of the most attractive and sought-after communities in Northern California.  Our Barnes & Noble is right across the street from the Neiman Marcus in Macerich’s Broadway Plaza.

We recently signed a deal to relocate Anthropologie from our smaller 7,000 square foot property on Mt. Diablo to our 30,000 square foot building on South Main Street currently occupied by Barnes & Noble.  Rent will increase by 56% and Anthropologie will open for business later next year.

We now hope to realize a rent increase on the former Anthropologie and are in active discussions with a variety of users.

LAS CATALINAS

Las Catalinas is anchored by Kmart and Sears (owned by Seritage).  It is located just off the main freeway serving the densely populated market of Caguas.  In-line space produces just over $500 per square foot.

Over the past several years, we have converted many stores to US retailers and upgraded the tenant mix.  We have added P.F. Changs, Forever 21, Outback Steakhouse, Adidas, Bath & Body Works, Aeropostale, Van Heusen and Shoe Carnival.

Vornado purchased this property in 2002 for $80 million.  It is currently generating $13 million in net operating income, reflecting a 16% unleveraged yield.  The property is encumbered by a $130 million mortgage that comes due in 2024 and has a fixed interest rate of 4.4%.

THE OUTLETS AT MONTEHIEDRA

Montehiedra is a 542,000 square foot property anchored by Kmart, Sears, Marshalls, Home Depot, Caribbean Cinemas, Tiendas Capri and Nike.  We are converting this property into a hybrid, value-oriented center similar to what we did at The Outlets at Bergen Town Center.  We are excited to announce that we recently signed leases with Polo Ralph Lauren Factory Store and Gap Outlet, both scheduled to open next summer.  Other recently executed outlet deals include Nike, Puma, Skechers and Pac Sun. Caribbean Cinemas also just exercised its last option for five years and added 15 years of hard term beyond that.  It is investing over $6 million into its theater to make it a premier entertainment destination.

This activity will be the catalyst to get other outlet retailers to locate in our property, creating what we believe will be one of the most productive value-oriented centers in the Caribbean.  Our property is five miles south of San Juan city center.  The only other outlet centers on the island are 40 miles west and 15 miles east of the city.

We also own excess land where we can build up to 20,000 square feet of retail space.  We are in discussions with a drug store and other users to take this space.

Vornado purchased this property in 1997 for $76 million.  It is currently generating $8 million in net operating income, expected to increase to $11 million in three years.  Montehiedra is encumbered by an $88 million senior loan on which we pay 5.3% interest and a $30 million junior loan on which we pay 3% interest.  We are investing $20 million into this project and should receive a 10% return on that capital, which will be senior in priority to the $30 million junior loan.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this document and related discussion constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of future performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Our future results, financial condition and business may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this document. Many of the factors that will determine the outcome of these and our other forward-looking statements are beyond our ability to control or predict. For further discussion of factors that could materially affect the outcome of our forward-looking statements, see “Risk Factors” in Part I, Item 1A, of our Annual Report on Form 10-K for the year ended December 31, 2014, as amended.

For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date of this document. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date of this document.